UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 21, 2017

KINDRED BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36225	46-1160142
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1555 Bayshore Highway, Suite 200, Burlingame, California 94010
(Address of principal executive offices) (Zip Code)

(650) 701-7901
(Registrant’s telephone number, include area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.
On June 21, 2017, Kindred Biosciences, Inc. (the “Company”) and Corden Pharma S.p.A, an Italian shared company ("Corden"), entered into a Commercial Manufacture and Supply Agreement pursuant to which Corden will provide certain manufacturing and supply services for the Company's proprietary product, ZimetaTM (dipyrone injection) (the "Manufacture and Supply Agreement"). The Manufacture and Supply Agreement has an initial term of three years and automatically extends for one additional period of two years unless either party gives written notice to the other party of its intention to terminate the agreement six months prior to the end of the initial term. Pursuant to the Manufacture and Supply Agreement, in addition to manufacturing Zimeta, Corden will perform the quality control and quality assurance testing, and batch review in accordance with its standard operating procedures as well as purchase and test all active material and components at Corden's expense. Both parties under the Manufacture and Supply Agreement make certain representations and warranties regarding the performance of their respective obligations and intellectual property rights.
The foregoing description of the Manufacture and Supply Agreement is not complete and is qualified in its entirety by reference to the full text of Manufacture and Supply Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report portions of which are subject to a FOIA confidential treatment request to the Securities and Exchange Commission (the "SEC") pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.
On June 21, 2017, the Company and Strategic Veterinary Pharmaceuticals, Inc. ("SVP") entered into a purchase agreement (the "Purchase Agreement") for the Company's purchase of an approximately 180,000 sq. ft. biologics plant with clean rooms, utility, equipment, and related quality documentation suitable for small molecule and biologics manufacturing (the “Plant”) that is located in Elwood, Kansas. Pursuant to the Purchase Agreement, subject to the satisfaction of certain conditions described therein, KindredBio shall pay a purchase price of $3,750,000 to purchase the Plant, which includes approximately eight acres of land located at 1411 Oak Street, Elwood, Kansas, all improvements located at the Plant, and all personal property and intangible property owned by SVP and located at the Plant or used in connection with the operation of the Plant. The Company expects to close within 30-days, subject to the completion of the diligence period and satisfactions of the conditions of escrow.
The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of Purchase Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report and is incorporated by reference herein.
On June 26, 2017, the Company issued a press release announcing the Company entering into the Manufacture and Supply Agreement and the Purchase Agreement. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.
            On December 19, 2016, the Company entered into an At Market Issuance Sales Agreement (the "Sales Agreement") with FBR Capital Markets & Co. ("FBR") pursuant to which the Company offers and sells shares of its common stock from time to time through FBR, acting as the Company’s distribution agent. Pursuant to the Sales Agreement, FBR is entitled to compensation at a commission rate equal to 3.0% of the gross proceeds of sales of shares under the Sales Agreement. Offers and sales of shares pursuant to the Sales Agreement are deemed to be an “at-the-market” offering and are made pursuant to a Prospectus Supplement (including an accompanying Prospectus) that covers the offer and sale of shares with an aggregate offering price of up to $30,000,000.  The Company filed the Prospectus Supplement (and accompanying Prospectus) with the SEC on December 19, 2016.
          On June 22, 2017, the Company completed the sale of shares of common stock with an aggregate offering price of $30,000,000 pursuant to the Prospectus Supplement and the Sales Agreement.  During the period from April 1, 2017 through June 22, 2017, the Company sold 1,511,381 shares through FBR pursuant to the Prospectus Supplement and the Sales Agreement and received approximately $10,653,639 in gross proceeds. Net proceeds after deducting approximately $323,866 in commissions were approximately $10,329,773. The Company has summarized sales of shares pursuant to the Prospectus Supplement and the Sales Agreement during the period prior to April 1, 2017 in its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q previously filed with the SEC.

Item 9.01	Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1	Commercial Manufacture and Supply Agreement between Kindred Biosciences, Inc. and Corden Pharma S.p.A dated June 21, 2017.
10.2	Purchase Agreement between Kindred Biosciences, Inc. and Strategic Veterinary Pharmaceuticals, Inc. dated June 21, 2017.
99.1	Press Release of Kindred Biosciences, Inc. issued on June 26, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINDRED BIOSCIENCES, INC.

Date: June 26, 2017	By: /s/ Richard Chin
Richard Chin, M.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Commercial Manufacture and Supply Agreement between Kindred Biosciences, Inc. and Corden Pharma S.p.A dated June 21, 2017.
10.2	Purchase Agreement between Kindred Biosciences, Inc. and Strategic Veterinary Pharmaceuticals, Inc. dated June 21, 2017.
99.1	Press Release of Kindred Biosciences, Inc. issued on June 26, 2017.